Exhibit 2.10

NATIONAL BANK

Annual Information Form

November 30

2023

National Bank of Canada / 2023 Annual Information Form

DISTRIBUTION NOTICE OF THIS ANNUAL INFORMATION FORM

This annual information form (the “Annual Information Form”) must be accompanied by copies of all documents incorporated herein by reference when it is provided to security holders or other interested parties.

Parts of the Annual Information Form are presented in the Annual Report to Shareholders and in the Management’s Discussion and Analysis (“MD&A”) for the fiscal year ended October 31, 2023 (the “Annual Report”) and are incorporated herein by reference.

The information contained in the various booklets or reports published by National Bank of Canada (the “Bank”) or available on the Bank’s website and mentioned in the Annual Information Form is not, and shall not be deemed to be, incorporated by reference in the Annual Information Form, unless expressly stated otherwise.

The Annual Report is available on the Bank’s website (nbc.ca) and SEDAR+ (sedarplus.ca).

EXPLANATORY NOTE

In this Annual Information Form, unless otherwise indicated, information is presented as at October 31, 2023.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this document are forward-looking statements. All such statements are made in accordance with applicable securities legislation in Canada and the United States. The forward-looking statements in this document may include, but are not limited to, statements made in the Message From the President and Chief Executive Officer and other statements about the economy, market changes, the Bank’s objectives, outlook, and priorities for fiscal year 2024 and beyond, the strategies or actions that will be taken to achieve them, expectations for the Bank’s financial condition, its activities, the regulatory environment in which it operates, its environmental, social, and governance targets and commitments, and certain risks to which the Bank is exposed. These forward-looking statements are typically identified by verbs or words such as “outlook”, “believe”, “foresee”, “forecast”, “anticipate”, “estimate”, “project”, “expect”, “intend” and “plan”, in their future or conditional forms, notably verbs such as “will”, “may”, “should”, “could” or “would” as well as similar terms and expressions.

Such forward-looking statements are made for the purpose of assisting the holders of the Bank’s securities in understanding the Bank’s financial position and results of operations as at and for the periods ended on the dates presented, as well as the Bank’s vision, strategic objectives, and performance targets, and may not be appropriate for other purposes. These forward-looking statements are based on current expectations, estimates, assumptions and intentions and are subject to uncertainty and inherent risks, many of which are beyond the Bank’s control. There is a strong possibility that the Bank’s express or implied predictions, forecasts, projections, expectations, or conclusions will not prove to be accurate, that its assumptions may not be confirmed and that its vision, strategic objectives, and performance targets will not be achieved. The Bank cautions investors that these forward-looking statements are not guarantees of future performance and that actual events or results may differ significantly from these statements due to a number of factors. Thus, the Bank recommends that readers not place undue reliance on these forward-looking statements, as a number of factors could cause actual results to differ significantly from the expectations, estimates, or intentions expressed in these forward-looking statements. Investors and others who rely on the Bank’s forward-looking statements should carefully consider the factors listed below as well as the uncertainties they represent and the risk they entail. Except as required by law, the Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time, by it or on its behalf.

Assumptions about the performance of the Canadian and U.S. economies in 2024 and how that performance will affect the Bank’s business are among the factors considered in setting the Bank’s strategic priorities and objectives, including provisions for credit losses. These assumptions appear in the Economic Review and Outlook section and, for each business segment, in the Economic and Market Review sections, and may be updated in the quarterly reports to shareholders.

The forward-looking statements made in this document are based on a number of assumptions and are subject to risk factors, many of which are beyond the Bank's control and the impacts of which are difficult to predict. These risk factors include, among others, the general economic environment and financial market conditions in Canada, the United States, and the other countries where the Bank operates; the impact of upheavals in the U.S. banking industry; exchange rate and interest rate fluctuations; inflation; global supply chain disruptions; higher funding costs and greater market volatility; changes made to fiscal, monetary, and other public policies; changes made to regulations that affect the Bank’s business; geopolitical and sociopolitical uncertainty; climate change, including physical risks and those related to the transition to a low-carbon economy, and the Bank’s ability to satisfy stakeholder expectations on environmental and social issues; significant changes in consumer behaviour; the housing situation, real estate market, and household indebtedness in Canada; the Bank’s ability to achieve its key short-term priorities and long-term strategies; the timely development and launch of new products and services; the Bank’s ability to recruit and retain key personnel; technological innovation, including advances in artificial intelligence and the open banking system, and heightened competition from established companies and from competitors offering non-traditional services; changes in the performance and creditworthiness of the Bank’s clients and counterparties; the Bank’s exposure to significant regulatory matters or litigation; changes made to the accounting policies used by the Bank to report financial information, including the uncertainty inherent to

National Bank of Canada / 2023 Annual Information Form

assumptions and critical accounting estimates; changes to tax legislation in the countries where the Bank operates; changes made to capital and liquidity guidelines as well as to the presentation and interpretation thereof; changes to the credit ratings assigned to the Bank by financial and extra-financial rating agencies; potential disruptions to key suppliers of goods and services to the Bank; the potential impacts of disruptions to the Bank’s information technology systems, including cyberattacks as well as identity theft and theft of personal information; the risk of fraudulent activity; and possible impacts of major events affecting the economy, market conditions, or the Bank's outlook, including international conflicts, natural disasters, public health crises, and the measures taken in response to these events.

The foregoing list of risk factors is not exhaustive, and the forward-looking statements made in this document are also subject to credit risk, market risk, liquidity and funding risk, operational risk, regulatory compliance risk, reputation risk, strategic risk, and social and environmental risk as well as certain emerging risks or risks deemed significant. Additional information about these risk factors is provided in the Risk Management section beginning on page 62 of the 2023 Annual Report and may be updated in the quarterly shareholder’s reports subsequently published.

National Bank of Canada / 2023 Annual Information Form

TABLE OF CONTENTS AND LIST OF INFORMATION INCORPORATED BY REFERENCE

	Annual Information Form	2023 Annual Report

Distribution Notice of this Annual Information Form	2
Explanatory Note	2
Caution Regarding Forward-Looking Statements	2
Abbreviations Used	5
Corporate Structure	5
Name, Address and Incorporation	5
Bank Subsidiaries (Intercorporate Relationships)	5	NOTE 28 (P. 223 AND 224)
General Development of the Business	6
Three-Year History	6	P. 14 TO 19
Description of the Business	7
Business	7	P. 21 TO 23 AND 28 TO 46
Products and Services	7	P. 28 TO 45
Specialized Skills and Knowledge	7	P. 20 TO 24, 28 TO 45 AND 51 TO 113
Competitive Conditions	7	P. 23, 26 TO 51 AND 72 TO 73
New Products	7	P. 28 TO 46
Intangible Assets	8	P. 110, 151, 152 AND NOTE 11 (P. 188 AND 189)
Environmental Protection	8	P. 105 AND 106
Number of Employees	8	P. C2, 21, 114 AND 235
Assets under Administration and Assets under Management	8	P. C2, 21 AND 34 TO 36
Loans by Borrower Category	8	P. 23, 32, 48, TABLE 9, P. 121 AND NOTE 7 (P. 173 TO 184)
Investment Policies and Lending and Investment Restrictions	8	P. 53 TO 106, NOTE 20 (P. 205 ET 206) AND NOTE 29 (P. 224 TO 228)
Provision for Credit Losses	8	P. 23, 27, 109, 110,TABLE 11, P. 123, 147, 148 AND NOTE 7 (P. 173 TO 184)
Corporate Responsibility	8	P. 104 TO 105
Risk Factors	8	P. 62 TO 106, NOTE 3 (P. 158 TO 168), NOTE 7 (P. 173 TO 184), NOTE 16 (P. 192 TO 195) AND NOTE 23 (P. 210 TO 213)
Asset-Backed Securities Outstanding	8	P. 48 TO 51, NOTE 6 (P. 171 AND 172) AND NOTE 26 (P. 217 TO 219)
Dividends	8	P. 1, 2, 23, 57, 114, 115, 135, NOTE 18 (P. 201 TO 204) AND P. 235
Capital Structure	8	P. 57, NOTE 15 (P. 191) AND NOTE 18 (P. 201 TO 204)
Common Shares	8
First Preferred Shares	9
Automatic Conversion of Non-Viability Contingent Capital (NVCC)	10
Second Preferred Shares	11
Restrictions on Bank Shares under the Act	12
Notes	12
Credit Ratings	14
Market for Securities	15
Prior Sales	15	P. 48 TO 52, 57 AND NOTE 18 (P. 201 TO 204)
Escrowed Securities and Securities Subject to Contractual Restriction on Transfer	16	P. 204
Normal Course Issuer Bid of the Bank	16	P. 50, 57 AND 231
Directors and Executive Officers	17	P. 7
Directors	17
Executive Officers	18
Shareholdings of Directors and Executive Officers	19
Cease-trading, Bankruptcies, Fines or Sanctions	19
Conflicts of Interest	19	NOTE 28 (P. 223 AND 224)
Legal Proceedings and Regulatory Actions	19	P. 100 TO 106, 112 AND 219
Transfer Agent and Registrar	19
Interests of Experts	19
Information on the Audit Committee	20
Composition of the Audit Committee and Financial Literacy of Members	20
Guidelines for the Management of Services Provided by the Independent Auditor and Fees Paid	21
Additional Information	22	P. 12 AND 234
Appendix A – Explanation of Ratings	23
Appendix B – Audit Committee Mandate	26

National Bank of Canada / 2023 Annual Information Form

ABBREVIATIONS USED

AC:	Audit Committee of the Board
Act:	Bank Act, S.C. 1991, c. 46
Annual Information Form:	This annual information form
Annual Report	The Bank’s Annual Report to shareholders, including Management’s Discussion and Analysis and the consolidated audited annual financial statements for the fiscal year ended October 31, 2023
Bank:	National Bank of Canada
Board:	Board of Directors of the Bank
Circular:	Management Proxy Circular in respect of the most recent annual meeting of holders of Common Shares that involved the election of directors
CPA:	Charted Professional Accountants
CRCGC:	Conduct Review and Corporate Governance Committee of the Board
CPA:	Chartered Professional Accountants
CSA:	Canadian Securities Administrators
DBRS:	DBRS Morningstar
Deloitte:	Deloitte LLP
Fitch:	Fitch Ratings Canada Inc.
HRC:	Human Resources Committee of the Board
IFRS:	International Financial Reporting Standards
MD&A:	Management’s Discussion and Analysis of the Bank's consolidated annual financial statements for the fiscal year ended October 31, 2022
Meeting:	Annual Meeting of the Holders of Common Shares of National Bank of Canada to be held on April 19, 2024
Moody’s:	Moody’s Investors Service Inc.
NVCC:	Non-Viability Contingent Capital
OSFI:	Office of the Superintendent of Institutions (Canada)
RMC:	Risk Management Committee of the Board
SEDAR+:	System for Electronic Document Analysis and Retrieval+
S&P:	Standard & Poor's Financial Services LLC
TC:	Technology Committee of the Board
TSX:	Toronto Stock Exchange

CORPORATE STRUCTURE

Name, Address and Incorporation

The Bank is a Canadian bank governed by the Act and its head office is located at 600 De La Gauchetière Street West, 4th Floor, Montreal, Quebec, Canada H3B 4L2. In fiscal year 2024, the Bank will move to its new offices located at Place Banque Nationale, 800 Saint-Jacques Street, Montreal, Quebec, Canada, H3C 1A3.

The Bank’s roots date back to 1859 with the founding of Banque Nationale in Quebec City. The Bank’s current charter is the result of a series of amalgamations, first with Banque d’Hochelaga in 1924 to form Bank Canadian National, which then merged with The Provincial Bank of Canada in 1979 to form National Bank of Canada. In 1985, the Bank acquired The Mercantile Bank of Canada. In 1992, the Bank merged with National Bank Leasing Inc., its wholly owned subsidiary.

Bank Subsidiaries (Intercorporate Relationships)

A list of the main Bank subsidiaries with a description of intercorporate relationships can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

National Bank of Canada / 2023 Annual Information Form

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

Fiscal 2023: The Bank’s net income for fiscal 2023 was $3,335 million compared to $3,383 million for the corresponding period of 2022, a decrease of 1%. Diluted earnings per share were $9.38, against $9.61 for fiscal 2022. Revenue growth in all business segments was offset by higher noninterest expenses, which was attributable in part to specific items recorded in fiscal 2023 and by the significant increase in provisions for credit losses. Income before provisions for credit losses and income taxes remained relatively stable year over year. Total revenues for fiscal 2023 were $10,170 million against $9,652 million for fiscal 2022, an increase of $518 million, or 5%, stemming from revenue growth in all of the Bank’s business segments.

Return on equity (ROE) was 16.5% for fiscal 2023 compared to 18.8% in 2022.

The Bank’s Common Equity Tier 1 (CET1), Tier 1 and total capital ratios were, respectively, 13.5%, 16.0% and 16.8% as at October 31, 2023, compared to ratios of 12.7%, 15.4% and 16.9%, respectively, as at October 31, 2022. All equity ratios increased compared to October 31, 2022, essentially because of net income, net of dividends, issuance of common shares pursuant to the Stock Option Plan, and the positive impact of applying the Basel III reforms to the credit and operational risk frameworks. These factors were tempered by the growth of risk-weighted assets and the end of the transitional measure for the provisioning of expected credit losses introduced by OSFI at the start of the COVID-19 pandemic. The increase in the total capital ratio was mitigated by the redemption of $750 million in medium-term notes on February 1, 2023. Lastly, the dividend payout ratio was 42.0% in 2023 compared to 36.8% in 2022.

In the Personal and Commercial Banking segment, total revenues were up by $482 million, driven mainly by higher net interest income of $456 million, which was attributable chiefly to the increase in deposit margins (partly offset by a lower margin on loans) in connection with higher interest rates in 2023. This increase had a favourable impact on the net interest margin which reached 2.35%, versus 2.15% in 2022. Moreover, the increase in net interest income was generated by the growth in personal and commercial loans and deposits.

Total revenues in the Wealth Management segment rose to $2,521 million in fiscal 2023, an increase of 6% compared to $2,375 million in fiscal 2022. Net interest income was up $184 million, or 31%, owing to interest rate increases in 2023 and 2022. Fee-based revenues stood relatively stable as against fiscal 2022. Moreover, transaction-based revenues and other revenues were down 12% from 2022 owing to lower commissions on transactions in 2023.

In the Financial Markets sector, total revenues rose by $188 million to $2,656 million in 2023, an increase of 8% year over year. Revenues from global markets were down 1% owing to an 8% decrease in revenues from equities while revenues from fixed-income securities and commodities and currencies rose by 14% and 11%, respectively. Moreover, Corporate and Investment Banking revenues rose 20% from fiscal 2022 owing to growth in revenues from banking services, higher revenues from capital market activities, as well as revenues from merger and acquisition activities.

Total revenues in the U.S. Specialty Finance and International segment were up 9% from $1,110 million in 2022 to $1,209 million in 2023, driven by revenues from the Credigy and ABA Bank subsidiaries, which rose $44 million and $57 million, respectively.

Fiscal 2022: The Bank’s net income for fiscal 2022 was $3,383 million compared to $3,140 million for the corresponding period of 2021, an increase of 8%. Diluted earnings per share were $9.61 for the fiscal year ended October 31, 2022, versus $8.85 in 2021. The excellent performance turned in by all business segments, achieved through revenue growth, contributed to higher net income, which was tempered by the increase in provisions for credit losses due in part to a deterioration in the macroeconomic outlook in the second half of 2022. Income before provisions for credit losses and income taxes was $4,422 million for the fiscal year ended October 31, 2022, an increase of 10% from 2021, owing to revenue growth in all business segments, which more than offset higher noninterest expenses. Total revenues for fiscal 2022 were $9,652 million as against $8,927 million for fiscal 2021, an increase of $725 million, or 8%, stemming mainly from loan and deposit growth, but also from a higher net interest margin as a result of the recent interest rate increases. Return on equity (ROE) was 18.8% for fiscal 2022 compared to 20.7% in 2021. The Bank’s Common Equity Tier 1 (CET1), Tier 1 and total capital ratios were, respectively, 12.7%, 15.4% and 16.9% as at October 31, 2022, compared to ratios of 12.4%, 15.0% and 15.9%, respectively, as at October 31, 2021.1 All equity ratios increased compared to October 31, 2021, essentially because of net income, net of dividends, and issuance of common shares pursuant to the Stock Option Plan. These factors were tempered by the growth of risk-weighted assets, share buybacks, and the impact of the transitional measure for the provisioning of expected credit losses, for which the scaling factor decreased from 50% to 25%. Lastly, the dividend payout ratio was 36.8% in 2022 compared to 31.7% in 2021. In the Personal and Commercial Banking segment, total revenues were up by $419 million driven by personal and commercial loan and deposit growth. Moreover, the interest rate increases in fiscal 2022 had a favourable impact on the net interest margin which reached 2.14%, as against 2.11% in 2021, an increase attributable mainly to margins on deposits. Total revenues in the Wealth

(1) The information on capital management measures can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

National Bank of Canada / 2023 Annual Information Form

Management segment increased 10%. Net interest income rose $148 million, or 33%, owing to interest rate increases, loan and deposit volume growth, and deposit margins. Fee-based revenues increased 8% given growth in average assets under administration and assets under management generated by net inflows in various solutions and by stronger stock market performance in the first half of 2022 compared to fiscal 2021. Revenues in the Financial Markets segment increased 11% owing to revenues from global markets which rose 28% year over year owing to growth across every revenue category, notably revenues from equities as market conditions favoured greater client activity. Moreover, Corporate and Investment Banking revenues decreased from fiscal 2021, mainly because of lower revenues from capital market activities tempered by revenues from favourable merger and acquisition activities, as well as by loan volume growth. In the U.S. Specialty Finance and International segment, revenues were up 11% year over year, driven by the revenues from the Advanced Bank of Asia Limited subsidiary, which is experiencing sustained growth.

Fiscal 2021: The Bank’s net income for fiscal 2021 was $3,140 million, compared to $2,031 million for the corresponding period of 2020, a 55% increase. Diluted earnings per share were $8.85 for the fiscal year ended October 31, 2021, as against $5.54 in 2020. These increases are due to the significant decrease in provisions for credit losses on non-impaired loans resulting from the improvement in macroeconomic and credit conditions compared to fiscal 2020, as well as a significant decrease in provisions for credit losses on non-impaired loans. Moreover, the excellent performance of all business segments attributable in particular to strong revenue growth contributed to higher net income and net and diluted earnings per share. Income before provisions for credit losses and income taxes was $4,024 million for the fiscal year ended October 31, 2021, an increase of 22% from 2020, owing to higher revenues from all business segments. Total revenues were $8,927 million for the fiscal year ended October 31, 2021, as against $7,927 million for fiscal 2020, an increase of $1.0 billion, or 13%, stemming mainly from the growth in loans and deposits, the growth in assets under administration and assets under management resulting from net inflows and the strong stock market performance in 2021, the higher volume of transactions in the Wealth Management segment, and an increase in revenues from commercial banking services and investment banking services. Return on equity (ROE) was 20.7% for fiscal 2021 compared to 14.6% in 2020. The Bank’s Common Equity Tier 1 (CET1), Tier 1 and total capital ratios were, respectively, 12.4%, 15.0% and 15.9% as at October 31, 2021, i.e., above the regulatory requirements, compared to ratios of 11.8%, 14.9% and 16.0%, respectively, as at October 31, 2020.2 The Bank’s Common Equity Tier 1 (CET1) increased compared to October 31, 2020, essentially because of net income, net of dividends, issuance of common shares pursuant to the Stock Option Plan and remeasurements of pension plans and other post-employment benefit plans. These factors were mitigated by the organic growth of risk-weighted assets. Lastly, the dividend payout ratio was 31.7% in 2021 compared to 47% in 2020. In the Personal and Commercial Banking segment, total revenues were up by $223 million, essentially due to growth in loan and deposit volumes mitigated by a lower net interest margin which reached 2.11% in 2021, versus 2.19% in 2020. In the Wealth Management segment, total revenues were up 17% year over year, due to the increase in fee-based revenues, in connection with net inflows in all solutions and a stronger stock market performance as well as higher transaction-based revenues. Revenues in the Financial Markets segment increased 5%, with the decline in global market revenues being more than offset by higher revenues from commercial banking financial services and investment banking services. In the U.S. Specialty Finance and International segment, revenues were up 22% year over year, driven by the revenues from the Advanced Bank of Asia Limited subsidiary, which are experiencing sustained growth.

DESCRIPTION OF THE BUSINESS

Business

The description of the Bank’s business can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Products and Services

Information on the Bank’s products and services can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Specialized Skills and Knowledge

Information on the required specialized skills and knowledge can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Competitive Conditions

A summary of the competitive conditions in the main markets and geographic areas in which the Bank conducts its business can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

New Products

Information on new products can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

(2) For more information, refer to pages 18 to 21 of the 2021 Annual Report incorporated herein by reference and available on nbc.ca and SEDAR+.

National Bank of Canada / 2023 Annual Information Form

Intangible Assets

Information on the Bank’s intangible assets can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Environmental Protection

Information on the management of the Bank’s current activities related to environmental protection can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference. For further details, consult the 2022 Report on Environmental, Social and Governance (ESG) Advances as well as the 2022 Task Force on Climate-related Financial Disclosure (TCFD) Report, available on the nbc.ca website or via the direct link https://www.nbc.ca/about-us/esg.html.

Number of Employees

The Bank had 31,243 employees at the end of the fiscal year on October 31, 2023. The number of employees includes employees of the Bank’s subsidiaries.

Assets under Administration and Assets under Management

Information on the Bank’s assets under administration and assets under management can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Loans by Borrower Category

The distribution of gross loans by borrower category can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Investment Policies and Lending and Investment Restrictions

Information on investment policies and lending and investment restrictions can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Provision for Credit Losses

Information on the provision for credit losses can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Corporate Responsibility

The description of the social and environmental policies implemented by the Bank can be found in the 2022 Report on Environmental, Social and Governance (ESG) Advances as

well as the 2022 Task Force on Climate-related Financial Disclosure (TCFD) Report, available on the nbc.ca website or via the direct link https://www.nbc.ca/about-us/esg.html.

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RISK FACTORS

Information on the main risk factors for the Bank can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

ASSET-BACKED SECURITIES
OUTSTANDING

Information on the Bank’s asset-backed securities outstanding can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

DIVIDENDS

Information on the dividends declared and paid during the last three fiscal years can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

CAPITAL STRUCTURE

As at October 31, 2023, the Bank’s authorized share capital consists of an unlimited number of common shares without par value, that may be issued for a consideration determined by the Board, and an unlimited number of first-preferred shares without par value, which may be issued for a maximum aggregate consideration of $5,000,000,000, or the equivalent thereof in foreign currencies, which may be issued in series. The Bank’s authorized share capital also consisted of 15,000,000 second-preferred shares without par value, which may be issued for a maximum aggregate consideration of $300,000,000, or the equivalent in foreign currency. The main features of each of these classes and series are described below. The Bank’s by-laws and the actual terms and conditions of such shares take precedence over the following summary of share capital.

Details on the Bank’s capital structure can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Common Shares

As at October 31, 2023, there were 19,881 registered holders of common shares of the Bank.

The common shares carry and are subject to the rights, privileges, restrictions and conditions set out below:

National Bank of Canada / 2023 Annual Information Form

Dividends:

Holders of common shares are entitled to receive dividends, in such amounts and payable at such times as the Board determines.

Liquidation, Dissolution or Winding Up:

In the event of the liquidation, dissolution or winding up of the Bank, after payment to the holders of first preferred shares and to the holders of second preferred shares of the amounts described under “First Preferred Shares” and under ”Second Preferred Shares” or to holders of any class of shares ranking ahead of common shares, respectively, the remaining property of the Bank will be distributed equally among the holders of common shares in proportion to the number of ordinary shares they hold.

Voting Rights:

Subject to certain restrictions, holders of common shares are entitled to cast one vote per share at all meetings of shareholders of the Bank, except meetings at which only holders of a specified class or series of shares are entitled to vote.

First-Preferred Shares

As at October 31, 2023, the First-Preferred Shares, Series 30, 31, 32, 33, 38, 39, 40, 41, 42, 43, 44, 45, and 46 (“First- Preferred Shares”) are part of the Bank’s authorized share capital, but only Series 30, 32, 38, 40, 42, 44, 45, and 46 have been issued and are outstanding (“issued and outstanding series”).

The first preferred shares carry and are subject to the rights, privileges, restrictions and conditions set out below:

Rank:

First-preferred shares of each series rank equally with first- preferred shares of all series and have priority over common shares and over any other Bank shares ranking lower than the first-preferred shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding up of the Bank.

Issuance in Series:

First-preferred shares may be issued, subject to the provisions of the Act, in one or more series. The Board may, by resolution, establish the number of shares in, and determine the respective designations, rights, privileges, restrictions and conditions of each series (other than series already issued and outstanding), including the rate, amount or calculation method and terms of payment of dividends and terms and conditions of redemption, purchase or conversion and sinking fund or purchase fund provisions.

Creation or Issue of Superior or Equal-Ranking Shares:

The Bank may not, without the prior approval of the holders of first preferred shares in addition to such approval as may be required by the Bank Act or any other legal requirement, create or issue any shares ranking in priority to or pari passu with the first-preferred shares; or create or issue any additional series of first-preferred shares, unless at the date of such creation or issuance of all cumulative dividends up to and including the dividend payment for the last completed period for which such cumulative dividends are payable, have been declared and paid or set aside for payment in respect of each series of cumulative first-preferred shares then issued and outstanding, and all declared and unpaid non-cumulative dividends have been paid or set aside for payment in respect of each series of non-cumulative first preferred shares then issued and outstanding.

Changes to Series:

The Bank may not, without prior approval of the holders of first preferred shares of the series concerned, and subject to the approvals required by the Act, or any other legal requirement, delete or change the relevant provisions of the first preferred shares. Holders of first preferred shares of the series concerned may give their approval by resolution adopted through the affirmative vote of at least 66⅔% of the votes cast at a meeting of the holders of the shares of the series concerned, where the majority of shares outstanding in the series concerned is represented or, if such a quorum is not obtained at this meeting, any rescheduled meeting where the shareholders are present or represented by proxy would constitute the quorum needed.

Dividends:

Holders of all series of first-preferred shares are entitled to receive dividends in such amounts and payable at such times as the Board determines, in accordance with the conditions of the series. Holders of any series of first-preferred shares are entitled to preference over the holders of common shares, second preferred shares and shares of any other class of Bank shares ranking junior to the first preferred shares. In the case of cumulative dividends, the priority will cover all dividends accrued (which for such purpose will be calculated as if such dividends were accruing from day to day) and unpaid. In the case of non-cumulative dividends, the priority will cover all declared and unpaid dividends. Holders of any series of first-preferred shares are not entitled to any dividends other than those expressly provided for in the rights, privileges, restrictions and conditions attached to such series of first- preferred shares.

Liquidation, Dissolution or Winding Up:

In the event of the liquidation, dissolution or winding up of the Bank, before any amount is paid or any property distributed to the holders of common shares, second preferred shares, or shares of any other class of Bank shares ranking lower than the first preferred shares, the holders of each series of first-preferred shares are entitled to receive (i) an amount equal to the price at which such shares were issued, (ii) such premium, if any, as has been provided for with respect to such series, and (iii) in the case of cumulative first preferred shares, all cumulative accrued and unpaid dividends and, in the case of non-cumulative first preferred shares, all non-cumulative dividends declared and remaining unpaid on and including the date of distribution. After payment to the holders of first preferred shares of the amounts so payable to them, they may not participate in any further distribution of the property or assets of the Bank.

National Bank of Canada / 2023 Annual Information Form

Voting Rights:

Subject to the provisions of the Act and except as otherwise provided in the rights, privileges, restrictions and conditions attaching to any series of first-preferred shares, the holders of first preferred shares do not, as such, have any voting rights for the election of directors of the Bank, the appointment of the independent auditor, or for any other purpose nor are they entitled to receive any notice of or attend shareholders’ meetings.

Redemption:

Subject to the consent of the OSFI and the provisions of the Act, the Bank may, at its discretion, redeem for cash the first preferred shares, in whole or in part, on the dates and at the amounts set out in the conditions of the series.

Conversion:

Subject to certain conditions, holders of first preferred shares will have the right, at their discretion, to convert all or part of their shares into the corresponding number of first-preferred shares of another series, on a fixed date, if applicable, in accordance with the series conditions.

First Preferred Shares, Series 44:

Non-Cumulative 5-Year Rate-Reset Series 44 First Preferred Shares (“Preferred Shares, Series 44”) are part of the Bank’s authorized share capital and of the assets of the NBC LRCN Limited Recourse Trust (the “LRCN Trust”). As of September 9, 2020, and concurrently with the issuance of 4.300% Limited Recourse Capital Notes, Series 1 (“LRCN, Series 1”), 500,000 Preferred Shares, Series 44, were issued at a price of $1,000 each in favour of the Computershare Trust Company of Canada as trustee for the LRCN Trust.

Each LRCN, Series 1, gives the holder a proportionate share of the assets of the LRCN Trust in case of: i) non-payment of interest on one of the interest-payment dates; ii) non-payment of the redemption amount in the event the LRCN, Series 1, are redeemed; iii) non-payment of principal of the LRCN, Series 1, when due or; iv) a case of default regarding the LRCN, Series 1.

Under such circumstances, the holders of LRCN, Series 1, would be entitled to receive Preferred Shares, Series 44, which would pay a fixed rate non-cumulative preferential cash dividends, redeemable at the Bank’s option as of October 15, 2025, except in the case of a redemption of LRCN, Series 1 or a special event, and subject to the provisions of the law and prior consent from OSFI.

As long as Preferred Shares, Series 44, are held by Computershare Trust Company of Canada as trustee of the LRCN Trust, they do not pay dividends.

First Preferred Shares, Series 45:

Non-Cumulative 5-Year Rate-Reset Series 45 First Preferred Shares (“Preferred Shares, Series 45”) are part of the Bank’s authorized share capital and of the assets of the NBC LRCN Trust. As at April 21, 2021, and concurrently with the issuance of 4.05% Limited Recourse Capital Notes, Series 2 (“LRCN, Series 2”), 500,000 Preferred Shares, Series 45, were issued at a price of $1,000 each in favour of the Computershare Trust

Company of Canada as trustee for the LRCN Trust.

Each LRCN, Series 2, gives the holder a proportionate share of the assets of the LRCN Trust in case of: i) non-payment of interest on one of the interest-payment dates; ii) non-payment of the redemption amount in the event the LRCN, Series 2, are redeemed; iii) non-payment of principal of the LRCN, Series 2, when due, or; iv) a case of default regarding the LRCN, Series 2.

Under such circumstances, the holders of LRCN, Series 2, would be entitled to receive Preferred Shares, Series 45, which would pay a fixed rate non-cumulative preferential cash dividends, redeemable at the Bank’s option as of July 15, 2026, except in the case of a redemption of LRCN, Series 2, or a special event, and subject to the provisions of the law and prior consent from OSFI.

As long as Preferred Shares, Series 45, are held by Computershare Trust Company of Canada as trustee of the LRCN Trust, they do not pay dividends.

First Preferred Shares, Series 46:

Non-Cumulative 5-Year Rate-Reset Series 46 First Preferred Shares (“Preferred Shares, Series 46”) are part of the Bank’s authorized share capital and of the assets of the NBC LRCN Trust. As at September 8, 2022, and concurrently with the issuance of 7.500% Limited Recourse Capital Notes, Series 3 (“LRCN, Series 3”), 500,000 Preferred Shares, Series 46, were issued at a price of $1,000 each in favour of Computershare Trust Company of Canada as trustee for the LRCN Trust.

Each LRCN, Series 3, gives the holder a proportionate share of the assets of the LRCN Trust in case of: i) non-payment of interest on one of the interest-payment dates; ii) non-payment of the redemption amount in the event of the LRCN, Series 3, are redeemed; iii) non-payment of principal of the LRCN, Series 3, when due, or; iv) a case of default regarding the LRCN, Series 3.

Under such circumstances, the holders of LRCN, Series 3, would be entitled to receive Preferred Shares, Series 46, which would pay fixed rate non-cumulative preferential cash dividends, redeemable at the Bank’s option as of November 16, 2027, except in the case of a redemption of LRCN, Series 3, or a special event, and subject to provisions of the law and prior consent from OSFI.

If Preferred Shares, Series 46, are held by Computershare Trust Company of Canada as trustee of the LRCN Trust, they do not pay dividends.

Automatic Conversion of Non-Viability Contingent Capital (NVCC)

In accordance with the capital adequacy requirements adopted by OSFI, non-common capital instruments issued after January 1, 2013, including subordinated debt securities and first preferred shares, must include terms providing for the full and permanent conversion of such securities into common shares upon the occurrence of certain trigger events relating to financial viability to qualify as regulatory capital.

National Bank of Canada / 2023 Annual Information Form

The conditions of the first preferred shares provide that these shares will automatically and immediately be converted, on a full and permanent basis, into a specified number of common shares of the Bank as determined using an automatic conversion formula (value of the share, which is $25.00 or $1,000 based on the conditions set out for each series, plus all declared and unpaid dividends for these shares, divided by the conversion price, which for first preferred shares is the greater of a floor price of $5.00 (subject to certain adjustments) and the market price of the Bank's common shares or, in the absence of such a market price, their fair value) upon the occurrence of a trigger event.

A trigger event is defined as follows: (i) OSFI publicly announces that the Bank has been advised, in writing, that OSFI is of the opinion that the Bank has ceased, or is about to cease to be viable and that, after the conversion of all preferred shares and all other contingent instruments issued by the Bank, and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained or (ii) a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by OSFI to be non-viable.

Second Preferred Shares

Second preferred shares are part of the Bank’s authorized share capital, but no shares in this category had been issued as at October 31, 2023. Second preferred shares carry and are subject to the rights, privileges, restrictions and conditions set out below:

Rank:

Second preferred shares rank senior to the common shares and the shares of any other class of Bank shares that rank junior to the second preferred shares, but rank lower than the first preferred shares with regard to dividends and return of capital in the event of the liquidation, dissolution or winding up of the Bank.

Issuance in Series:

Second preferred shares may be issued from time to time in one or more series. The Board may, by resolution, subject to the provisions of the Act, set the number of shares in, and determine the respective designations, rights, privileges, restrictions and conditions of each series, including the rate, amount or calculation method and terms of payment of dividends and terms and conditions of redemption, purchase or conversion and sinking fund or purchase fund provisions.

Creation or Issue of Superior or Equal Ranking Shares:

The Bank may not, without the prior approval of the holders of second preferred shares in addition to such approval as may be required by the Bank Act or any other legal requirement, create or issue any shares ranking in priority to or pari passu with the second-preferred shares; or create or issue any additional series of second-preferred shares, unless at the date of such creation or issuance of all cumulative dividends up to and including the dividend payment for the last completed period for which such cumulative dividends are payable, have been declared and paid or set aside for payment in respect of each series of cumulative second preferred shares then issued and outstanding, and all declared and unpaid non-cumulative dividends have been paid or set aside for payment in respect of each series of non-cumulative second preferred shares then issued and outstanding.

Changes to Series:

The Bank may not, without prior approval of the holders of second preferred shares of the series concerned, and subject to the approvals required by the Act, or any other legal requirement, delete or change the relevant provisions of the second preferred shares. Holders of first preferred shares of the series concerned may give their approval by resolution adopted through the affirmative vote of at least 66⅔% of the votes cast at a meeting of the holders of the shares of the series concerned, where the majority of shares outstanding in the series concerned is represented or, if such a quorum is not obtained at this meeting, any rescheduled meeting where the shareholders are present or represented by proxy would constitute the quorum needed.

Dividends:

Holders of second preferred shares are entitled to receive dividends in such amounts and payable at such times as the Board determines. With respect to dividends, holders of any series of second-preferred shares have priority over the holders of common shares or any other class of Bank shares ranking junior to the second preferred shares. In the case of cumulative dividends, the priority will cover all dividends accrued (which for such purpose will be calculated as if such dividends were accruing from day to day) and unpaid. In the case of non-cumulative dividends, the priority will cover all declared and unpaid dividends. The holders of any series of second-preferred shares are not entitled to any dividends other than those expressly provided for in the rights, privileges, restrictions and conditions attached to such series of second-preferred shares.

Liquidation, Dissolution or Winding Up:

In the event of the liquidation, dissolution or winding up of the Bank, before any amount is paid or any property distributed to the holders of common shares or shares of any other class of Bank shares ranking junior to the second preferred shares, the holders of each series of second-preferred shares are entitled to receive (i) an amount equal to the price at which such shares were issued, (ii) such premium, if any, as has been provided for with respect to such series, and (iii) in the case of cumulative second preferred shares, all cumulative accrued and unpaid dividends, and in the case of non-cumulative second preferred shares, all non-cumulative dividends declared and remaining unpaid up to and including the date of distribution. After payment to the holders of second preferred shares of the amounts so payable to them, they may not participate in any further distribution of the property or assets of the Bank.

National Bank of Canada / 2023 Annual Information Form

Voting Rights:

Subject to the provisions of the Act and except as otherwise provided in the rights, privileges, restrictions and conditions attaching to any series of second-preferred shares, the holders of second preferred shares do not, as such, have any voting rights for the election of directors of the Bank, the appointment of the independent auditor, or for any other purpose nor are they entitled to receive any notice of or attend shareholders’ meetings.

Restrictions on Bank Shares under the Act

The Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions specified in the Act, no person may be a major shareholder of a bank if the bank has equity of $12 billion or more. In the event that the equity of the Bank is less than $12 billion and the Act would otherwise permit a person to own up to 65% of any class of shares of the Bank, the Bank is deemed to be a bank to which the ownership restrictions for banks with equity of $12 billion or more apply until the Minister of Finance (Canada) specifies, on application by the Bank, that these restrictions no longer apply to the Bank.

A person is a major shareholder of a bank where a) the aggregate of shares of any class of voting shares of a bank beneficially owned by that person, by entities controlled by that person and by any person acting jointly or in concert with that person is more than 20% of all of the outstanding shares of that class of shares; or b) the aggregate of shares of any class of non-voting shares of a bank beneficially owned by that person, by entities controlled by that person and by any person acting jointly or in concert with that person is more than 30% of all of the outstanding shares of that class of non-voting shares.

Furthermore, no person may have a significant interest in any class of shares of a bank, without approval under the Act. A person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank. Subject to certain exceptions, the Act also prohibits the registration of a transfer or issue of any shares of the Bank to Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty, in either of those rights, or to the government of a foreign country or any political subdivision, agent or agency of any of them.

Notes

As at October 31, 2023, the Bank currently has outstanding $750 million 5.426% Medium Term Notes due August 16, 2032 (Non-Viability Contingent Capital (NVCC)) (the “Subordinated Notes”) which form part of the Bank’s regulatory capital. The

Bank also currently has outstanding $500 million LRCN, Series 1, $500 million LRCN, Series 2, and $500 million LRCN, Series 3 (collectively, the “LRCNs”) which are classified as equity and form part of the Bank’s additional tier 1 non-viability contingent capital.

The Subordinated Notes and the LRCNs carry and are subject to the rights, privileges, restrictions and conditions set out below:

Voting Rights:

The holders of Subordinated Notes do not, as such, have any voting rights for the election of directors of the Bank, the appointment of the independent auditor, or for any other purpose nor are they entitled to receive any notice of or attend shareholders’ meetings. If the Subordinated Notes are converted into common shares of the Bank under NVCC requirements, holders of the Subordinated Notes will become holders of the Bank’s common shares and will only have rights as holders of common shares.

The holders of the LRCNs do not, as such, have any voting rights for the election of directors of the Bank, the appointment of the independent auditor, or for any other purpose nor are they entitled to receive any notice of or attend shareholders’ meetings. If the Preferred Shares, Series 44, the Preferred Shares, Series 45, or the Preferred Shares, Series 46 are converted into common shares of the Bank, holders of the LCRNs will become holders of the Bank’s common shares and will only have rights as holders of common shares.

Liquidation, Dissolution or Winding Up:

The Subordinated Notes are direct unsecured obligations of the Bank, constituting subordinated indebtedness for the purposes of the Act, ranking at least equally with other subordinated indebtedness of the Bank. In the event of the insolvency or winding up of the Bank, the indebtedness evidenced by the Subordinated Notes, including, if a trigger event, as defined in the section Automatic Conversion of Non- Viability Contingent Capital (NVCC), has not occurred, the Subordinated Notes will be subordinate in right of payment to the prior payment in full of the deposit liabilities of the Bank and all other liabilities of the Bank except liabilities which by their terms rank in right of payment equally with or subordinate to indebtedness evidenced by the Subordinated Notes (including, but not limited to, the LRCNs, the First Preferred Shares, the Bank’s second preferred shares and the Bank’s common shares). Upon the occurrence of a trigger event, the subordination provisions of the Subordinated Notes will not be relevant since the Notes will be converted into Bank’s common shares which will rank equally with all other common shares of the Bank.

The LRCNs are direct unsecured obligations of the Bank constituting subordinated indebtedness for the purpose of the Act which, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a trigger event, as defined in the section Automatic Conversion of Non-Viability Contingent Capital (NVCC)), will rank: (a) subordinate in right of payment to the prior payment in full of all indebtedness, including certain subordinated indebtedness (including but not limited to the

National Bank of Canada / 2023 Annual Information Form

Subordinated Notes) and (b) in right of payment, equally with and not prior to indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the LRCNs (other than indebtedness which by its terms ranks subordinate to the LRCNs) in each case, from time to time outstanding, and will be subordinate in right of payment to the claims of the Bank’s depositors and other unsubordinated creditors. In the event of the Bank’s insolvency or winding up, the LRCNs will rank ahead of the Bank’s common shares and First Preferred Shares and the Bank’s second preferred shares.

Purchase for Cancellation:

The Bank may at any time, with the prior consent of OSFI and subject to any applicable law, purchase for cancellation any Subordinated Notes at any price in the open market.

The Bank may at any time, with the prior written consent of OSFI, purchase for cancellation any LRCNs at any price in the open market. Prior to any such cancellation, the Bank shall, subject to the prior consent of OSFI, redeem a corresponding number of Preferred Shares, Series 44, Preferred Shares, Series 45, or Preferred Shares, Series 46, as applicable (the aggregate face amount of which shall equal the aggregate principal amount of the LRCNs to be cancelled) then held by the LRCN Trust for cancellation.

Distributions and Restrictions on Dividend, Maturity and Redemption, Conversion and Other Information:

Additional information on the Bank's Subordinated Notes and the LRCNs, including with respect to their redemption, conversion and the payment of interests, can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

National Bank of Canada / 2023 Annual Information Form

Credit Ratings

The table below details the ratings assigned to the Bank’s outstanding securities by the following credit rating agencies as of October 31, 2023. Credit ratings must not be construed as recommendations to purchase, sell or hold securities of the Bank. The credit ratings assigned by ratings agencies represent their assessment of the Bank’s credit quality based on qualitative information provided to them. Credit ratings may be revised at any time based on macro-economic factors or on the current and projected financial condition of the Bank.

The Bank has made customary payments to each of the ratings agencies in connection with the assignment of ratings and/or may have made such payments in respect of other services during the past two years.

Credit ratings are one of the main factors that influence the Bank’s ability to access financial markets at a reasonable cost. A downgrade in the Bank’s credit ratings could adversely affect the cost, size and term of future funding.

Funding and liquidity levels remained sound and robust, and the Bank continues to enjoy excellent access to the market for its funding needs. Refer to Appendix A for additional information on credit ratings.

	Moody’s	S&P	DBRS	Fitch
Short-Term Debt	P-1	A-1	R-1 (high)	F1+
Canadian Commercial Paper	---	A-1 (mid)	---	---
Long-Term Deposits	Aa3	---	AA	AA-
Long-Term Non Bail-inable Senior Debt (1)	Aa3	A	AA	AA-
Senior Debt (2)	A3	BBB+	AA (low)	A+
Subordinated Debt	Baa2	BBB+	A (high)	A-
Subordinated Debt (NVCC)	Baa2 (hyb)	BBB	A (low)	---
Limited Recourse Capital Notes (NVCC)	Ba1 (hyb)	BB+	BBB (high)	BBB
Preferred Shares (NVCC)	Ba1 (hyb)	P-3 (high)	Pfd-2	---
Counterparty Risk (3)	Aa3/P-1	---	---	AA-
Covered Bonds Program	Aaa	---	AAA	AAA
Outlook	Positive	Stable	Stable	Stable

(1) Includes Senior debt issued prior to September 23, 2018, and Senior debt issued on or after September 23, 2018, which is excluded from the Bank Recapitalization (Bail-in) Regime.

(2) Subject to conversion under the Bank Recapitalization (Bail-in) Regime.

(3) Moody's terminology is “Counterparty Risk Rating” while Fitch's terminology is “Derivative Counterparty Rating.”.

National Bank of Canada / 2023 Annual Information Form

MARKET FOR SECURITIES

Trading Price and Volume

As at October 31, 2023, the common shares and the First Preferred Shares, Series 30, 32, 38, 40 and 42 of the Bank were listed in Canada on the TSX. As at the same date, Preferred Shares, Series 44, 45, and 46 of the Bank, issued in favour of a limited recourse trust to be held as assets in trust as part of the LRCN structure, were outstanding but not listed on the TSX. The First Preferred Shares, Series 31, 33, 39, 41 and 43 and the second preferred shares are part of the Bank’s authorized share capital, although no shares of these series or of that class had been issued as at October 31, 2023.

The following table shows the monthly price ranges and trading volumes of each of the Bank’s securities listed on the TSX for the fiscal year ended October 31, 2023.

		2022/11	2022/12	2023/01	2023/02	2023/03	2023/04	2023/05	2023/06	2023/07	2023/08	2023/09	2023/10
Common	High ($)	99,55	96,69	99,96	101,96	104,83	101,14	103,25	100,08	103,59	103,65	95,90	90.52
shares	Low ($)	91,21	90,76	91,21	97,79	91,96	95,80	97,08	94,21	96,87	93,98	88,45	84,27
(NA)	Volume	22 067 208	40 305 158	23 808 375	17 888 245	67 851 237	25 687 150	23 856 613	49 660 053	25 200 140	25 972 974	51 016 370	25 914 405
Series 30	High ($)	18,70	17,96	18,89	19,10	18,75	18,02	17,83	18,04	18,45	18,17	18,65	18,37
(NA.PR.S)	Low ($)	16,85	17,22	17,69	18,21	16,60	16,94	16,70	17,10	17,30	17,34	17,00	17,53
	Volume	395 429	294 777	165 000	277 567	156 138	254 352	106 309	117 156	374 152	365 011	252 324	155 514
Series 32	High ($)	18,52	17,50	18,23	18,02	17,64	17,22	17,15	17,00	17,28	17,08	16,98	17,08
(NA.PR.W)	Low ($)	16,53	16,26	16,80	17,30	15,75	16,29	15,85	16,25	16,41	15,81	15,79	15,75
	Volume	179 012	151 929	97 028	92 369	123 168	212 370	145 959	187 077	110 401	317 405	175 909	135 883
Series 38	High ($)	25,97	25,91	26,16	25,90	25,99	25,73	25,50	25,42	25,26	25,18	24,80	24,55
(NA.PR.C)	Low ($)	25,11	25,30	25,55	25,56	25,15	25,05	25,15	25,10	25,00	24,42	24,21	23,51
	Volume	441 237	178 106	149 637	235 334	307 848	461 874	285 023	215 821	376 969	168 367	122 622	133 865
Series 40	High ($)	21,20	20,84	21,58	21,85	22,10	21,70	21,46	20,97	20,75	20,67	20,40	20,38
(NA.PR.E)	Low ($)	20,26	18,65	20,10	20,75	19,81	19,46	20,30	20,30	19,89	20,10	19,66	18,73
	Volume	259 736	275 273	120 358	161 334	125 692	249 543	131 982	131 246	131 698	94 443	126 422	107 166
Series 42	High ($)	21,67	21,50	22,78	22,50	22,38	21,53	21,62	21,95	21,99	22,00	22,55	22,79
(NA.PR.G)	Low ($)	20,11	20,45	21,56	21,70	20,10	20,27	21,01	21,35	21,30	21,36	20,91	21,65
	Volume	87 601	192 619	95 875	90 198	92 614	118 171	73 701	70 791	92 142	185 424	583 147	231 836

Prior Sales

Information concerning prior sales can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

National Bank of Canada / 2023 Annual Information Form

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

As at October 31, 2023, the securities listed in the table below were, to the Bank’s knowledge, all the securities of the Bank held in escrow or securities subject to restrictions on transfer.

Designation of class	Number of securities held in escrow	Percentage of class
Preferred Shares, Series 44 (1)	500,000	100% of Preferred Shares, Series 44
Preferred Shares, Series 45 (1)	500,000	100% of Preferred Shares, Series 45
Preferred Shares, Series 46 (1)	500,000	100% of Preferred Shares, Series 46

(1)	Preferred Shares, Series 44, Preferred Shares, Series 45, and Preferred Shares, Series 46 are held by LRCN Trust, a limited recourse trust, as part of the issuance of LRCN, Series 1, LRCN, Series 2, and LRCN, Series 3. These shares may only be transferred or distributed to the holders of LRCN in certain circumstances. Please refer to the “Capital Structure – First Preferred Shares” section.

Additional information can be found in the page of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

NORMAL COURSE ISSUER BID OF THE BANK

The description of the Bank’s normal course issuer bid (“NCIB”) can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

Shareholders can obtain, free of charge, a copy of the Bank’s notice of intent regarding this NCIB, approved by the Toronto Stock Exchange, by writing to the Bank’s Senior Vice-President – Legal Affairs and Corporate Secretary at 600 De La Gauchetière Street West, 4th Floor, Montreal, Quebec, Canada H3B 4L2. In fiscal year 2024, the Bank will move to its new offices located at Place Banque Nationale, 800 Saint-Jacques Street, Montreal, Quebec, Canada, H3C 1A3.

National Bank of Canada / 2023 Annual Information Form

DIRECTORS AND EXECUTIVE OFFICERS

Directors

As at October 31, 2023, the following were members of the Board. The main positions they have held since November 1, 2018, are also specified. All directors elected at the Meeting will hold office until their resignation, the election or appointment of their replacement, or until the close of the subsequent annual meeting of holders of Common Shares of the Bank. For further information, please consult the Circular available on the nbc.ca website and SEDAR+.

BERTRAND, Maryse (1) (4) (5) (Quebec, Canada)	Corporate director. Bank director since April 2012.
BLOUIN, Pierre (1) (4) (5)* (Quebec, Canada)	Corporate director. Bank director since September 2016.
BOIVIN, Pierre (4)* (Quebec, Canada)	President and Chief Executive Officer of Claridge Inc. since September 2011. Bank director since April 2013.
CHAREST, Yvon (2) (3)* (4) (Quebec, Canada)	Corporate director. Special Advisor to Infrastructure Canada since August 2019. President and Chief Executive Officer of Industrial Alliance, Insurance and Financial Services Inc., from May 2000 to September 2018. Bank director since April 2020.
CURADEAU-GROU, Patricia (1) (2)* (3) (Quebec, Canada)	Corporate director. Bank director since April 2019.
FERREIRA, Laurent (Quebec, Canada)	President and Chief Executive Officer of the Bank since November 2021. Chief Operating Officer of the Bank from February 2021 to October 2021. Executive Vice-President and Co-Head – Financial Markets of the Bank from November 2018 to January 2021. Executive Vice-President and Managing Director – Equity Derivatives, National Bank Financial Inc. from January 2015 to November 2018. Bank director since February 2021.
GUÉRARD, Annick (2) (Quebec, Canada)	President and Chief Executive Officer of Transat A.T. Inc. since September 2021. Chief Operating Officer of Transat A.T. Inc. from November 2017 to May 2021. Bank director since April 2023.
KINSLEY, Karen (2) (3) (Ontario, Canada)	Corporate director. Bank director since December 2014.
LOEWEN, Lynn (1)* (5) (Quebec, Canada)	Corporate director. President of Minogue Medical Inc. from December 2015 to July 2019. Bank director since April 2022.
MCKILLICAN, Rebecca (4) (5) (Ontario, Canada)	Chief Executive Officer of McKesson Corporation Canada since August 2020. President, Retail Solutions at McKesson Corporation Canada from October 2019 to August 2020. President and Chief Executive Officer of Well.ca from March 2013 to October 2019. Bank director since October 2017.
PARÉ, Robert (3) (Quebec, Canada)	Chair of the Board of Directors of the Bank since April 2023. Strategic Advisor for the law firm Fasken Martineau DuMoulin LLP from February 2018 to December 2022. Senior Partner at Fasken Martineau DuMoulin LLP from February 1984 to January 2018. Bank director since April 2018.
POMERLEAU, Pierre (2) (Quebec, Canada)	Executive Chair of the Board of Directors of Pomerleau Inc. since March 2023. President and Chief Executive Officer of Pomerleau Inc. from 1997 to March 2023. Bank director since April 2023.
SAPUTO, Lino A. (2) (Quebec, Canada)	President since January 2022 and Chief Executive Officer since March 2004 of Saputo Inc. Chair of the Board of Directors of Saputo Inc. since August 2017. Bank director since April 2012.
TALL, Macky (2) (3) (Florida, United States)	Partner and Chair of the Infrastructure Group of The Carlyle Group since September 2021. Co-Chair of the Infrastructure Group of The Carlyle Group from April 2021 to September 2021. President and Chief Executive Officer of CDPQ Infra from July 2015 to December 2020. Bank director since April 2021.

(1)	Member of the AC
(2)	Member of the RMC
(3)	Member of the CRCGC
(4)	Member of the HRC
(5)	Member of the TC
*	Chair of the committee

National Bank of Canada / 2023 Annual Information Form

Executive Officers

The following are the Bank’s executive officers, as defined in subsection 1.1(1) of Regulation 51-102 Continuous Disclosure Obligation (Quebec), as at October 31, 2023. The positions they have held both at the Bank and outside the Bank since November 1, 2018, are also specified:

BLANCHET, Lucie (Quebec, Canada)	Executive Vice-President – Personal Banking and Client Experience since June 2019 From June 2018 to June 2019, Executive Vice-President – Personal Banking and Marketing, National Bank of Canada.
BONNELL, William (Quebec, Canada)	Executive Vice-President – Risk Management since June 2012
DENHAM, Michael (Quebec, Canada)

Executive Vice-President – Commercial and Private Banking since June 2023

From September 2021 to May 30, 2023, Vice-Chairman, Commercial Banking and Financial Markets, National Bank of Canada. From August 2015 to July 2021, President and Chief Executive Officer of Business Development Bank of Canada (BDC).

DUBUC, Étienne (Quebec, Canada)

Executive Vice-President – Financial Markets since November 2022

From November to April 2023, Executive Vice-President and Co-Head – Financial Markets, National Bank of Canada. From November 2020 to October 2022, Executive Vice-President, Managing Director and Head of Equities, National Bank of Canada. From January 2020 to November 2020, Executive Vice-President, Managing Director and Head of Equities, Currencies and Commodities, and Co-Head of Risk Management Solutions, Financial Markets, National Bank Financial Inc. From November 2018 to January 2020, Vice-President and Managing Director, Equities, National Bank Financial Inc.

FERREIRA, Laurent (Quebec, Canada)

President and Chief Executive Officer since November 2021

From February 2021 to October 2021, Chief Operating Officer, National Bank of Canada. From November 2018 to January 2021, Executive Vice-President – Financial Markets, National Bank of Canada. From January 2015 to November 2018, Executive Vice-President and Managing Director – Equity Derivatives, National Bank Financial Inc.

GINGRAS, Marie Chantal (Quebec, Canada)

Chief Financial Officer and Executive Vice-President – Finance since April 2022

From April 2021 to March 2022, Senior Vice-President – Financial Accounting, National Bank of Canada. From November 2016 to March 2021, Head of Internal Audit, National Bank of Canada.

GIROUARD, Denis (Quebec, Canada)

Executive Vice-President – Wealth Management and Co-President and Co-Chief Executive Officer, National Bank Financial from April 2023 to November 2023

From November 2020 to April 2023, Executive Vice-President and Co-Head – Financial Markets, National Bank of Canada. From February 2021 to October 2022, Executive Vice-President – Financial Markets, National Bank of Canada. From November 2018 to February 2021, Executive Vice-President and Co-Head – Financial Markets, National Bank of Canada since November 2018. From June 2016 to November 2018, Executive Vice-President – Financial Markets, National Bank of Canada.

HÉBERT, Brigitte (Quebec, Canada)

Executive Vice-President – Employee Experience since November 2019

From January 2019 to October 2019, Executive Vice-President – Employee Experience and Operations, National Bank of Canada. From June 2018 to January 2019, Executive Vice-President – Human Resources, Corporate Affairs and Operations, National Bank of Canada.

LÉVESQUE, Julie (Quebec, Canada)

Executive Vice-President – Technology and Operations since January 2022

From June 2020 to January 2022, Executive Vice-President – Information Technology, National Bank of Canada. From February 2020 to June 2020, Senior Vice-President – IT Delivery Strategy, National Bank of Canada. From November 2016 to February 2020, Managing Director and Head of System and Data Delivery, Canada Pension Plan Investment Board.

PAQUET, Nancy (Quebec, Canada)

Executive Vice-President – Wealth Management and Co-President and Co-chief Executive Officer, National Bank Financial since November 2023

From August 2022 to November 2023, Senior Vice-President – Personal Banking, National Bank of Canada. From April 2019 to August 2022, Senior Vice-President – Savings and Investment Strategy, Personal Banking, National Bank of Canada. From October 2016 to April 2019, Vice-President – Investments, National Bank of Canada.

National Bank of Canada / 2023 Annual Information Form

Shareholdings of Directors and Executive Officers

As at October 31, 2023, all the directors and executive officers of the Bank, as a group, directly or beneficially owned or controlled 310 101 common shares, i.e., 0.09% of the Bank’s issued and outstanding common shares.

Cease-trading, Bankruptcies, Fines or Sanctions

To the knowledge of the Bank, no director or executive officer was, as of the date of the Annual Information Form, or has been, during the 10 years prior to this date, a director or executive officer of a company, including the Bank, which, while they were acting in such capacity or within a year of their ceasing to act in such capacity, became bankrupt, made a proposal under legislation relating to bankruptcy or insolvency, or became subject to, or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

CONFLICTS OF INTEREST

To the knowledge of the Bank, no director or officer of the Bank has an existing or potential material conflict of interest with the Bank or any of its subsidiaries. Information on related party transactions can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Information on litigation to which the Bank is a party can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference.

TRANSFER AGENT AND REGISTRAR

The Bank’s registers are maintained in Montreal by:

Computershare Trust Company of Canada

1500 Robert-Bourassa Boulevard, 7th Floor

Montreal, Quebec, Canada H3A 3S8

Telephone:	1-888-838-1407
Fax:	1-888-453-0330
Email:	service@computershare.com
Website:	computershare.com

Mailing address:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

Toronto, Ontario, Canada M5J 2Y1

INTERESTS OF EXPERTS

Deloitte is the Bank’s auditor and is independent within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec. This firm has prepared the Independent Auditor’s Report to shareholders in respect of the Bank’s consolidated financial statements.

National Bank of Canada / 2023 Annual Information Form

INFORMATION ON THE AUDIT COMMITTEE

The mandate of the Audit Committee appears in Appendix B.

Composition of the Audit Committee and Financial Literacy of Members

The Audit Committee is made up entirely of independent directors, as defined by the CSA. As at October 31, 2023, the members of this committee were Lynn Lowen, Chair of this committee, Maryse Bertrand, Pierre Blouin, Patricia Curadeau-Grou.

The Board has determined that all the Audit Committee members are “financially literate” within the meaning of CSA rules relating to audit committees. All the Audit Committee members have acquired the experience and knowledge required to adequately fulfill their duties as Audit Committee members, from having served as chief executive officers or directors of other corporations or through their education. Several of them serve or have served on the audit committees of various corporations. The text below summarizes the education and experience of each Audit Committee member that are relevant to the performance of their responsibilities.

Maryse Bertrand holds a Bachelor of civil law degree from McGill University and a Master’s degree in Risk Management from the Stern School of Business at New York University.She was admitted to the Quebec Bar in 1981. She has been a director and member of the Audit and Finance Committee of Gildan Activewear Inc. since May 2018 as well as a director of Canam Group Inc. since January 2021 and Chair of its Audit Committee since March 2021. She has also been a director of the Public Sector Pension Investment Board and its Investment and Risk Committee since September 2018, having chaired this committee from September 2020 to March 2022. She has also been a director of Metro Inc. since January 2015 and a member of its Audit Committee from January 2018 to January 2022. From September 2016 to January 2017, she was a strategic advisor and counsel for the law firm Borden Ladner Gervais LLP. Maryse Bertrand has been a member of the Audit Committee since April 2019.

Pierre Blouin holds a Bachelor of Business Administration degree, with a major in Finance and Marketing from HEC Montréal and is a Fellow Supply Chain Management Professional (FSCMP). He has been a director of Fortis Inc. since May 2015 and a member of its Governance and Sustainability Committee since May 2016 which he has chaired since January 2020. He has also been a director of Telecon Inc. since February 2019. He was also Chief Executive Officer of Manitoba Telecom Services Inc. from December 2005 to December 2014 and served on its Board of Directors from March 2006 to December 2014. He also held positions of increasing responsibility at BCE, including President and Chief Executive Officer of Bell Mobility Inc. from 2000 to 2002, Chief Executive Officer of BCE Emergis Inc. from 2002 to 2003, and Group President, Consumer Markets of Bell Canada from 2003 to 2005. Pierre Blouin has been a member of the Audit Committee since April 2017.

Patricia Curadeau-Grou holds a Bachelor of Commerce (Finance and Marketing option) degree from McGill University and has received the Institute of Corporate Directors, Director designation. She has been a director of Cogeco Communications Inc. and a member of its Audit Committee since January 2020 and a member of the Audit Committee of the Pointe-à-Callière, Montreal Museum of Archeology and History since February 2015 which she has chaired since August 2016. She was also a director of Cogeco Communications Inc. and a member of its Audit Committee from January 2012 to January 2020. Patricia Curadeau-Grou has held a number of positions at the Bank from 1991 to 2012, including Chief Financial Officer and Executive Vice-President – Finance, Risk and Treasury from 2007 to 2011 and Executive Vice-President – Risk Management from 2011 to 2012. She then became an advisor to the President until her retirement in October 2015. Patricia Curadeau-Grou has been a member of the Audit Committee since April 2023.

Lynn Loewen holds a Bachelor of Commerce degree from Mount Allison University, is a Fellow of the Chartered Professional Accountants of Nova Scotia and has received the Institute of Corporate Directors, Director designation. She has also been a director of Emera Incorporated and a member of its Audit Committee since February 2013. She was also a director of Xplornet Communications Inc. and a member of its Audit Committee from January 2021 to August 2023. She was a member of the Public Sector Pension Investment Board from 2001 to 2007, where she served on the Audit Committee from 2003 to 2006 and chaired that committee from 2006 to 2007. During her career, she held the position of President at Minogue Medical Inc. from December 2015 to July 2019, served as President of Expertech Network Installation Inc. from 2008 to 2011, and was Vice-President of Financial Controls from 2003 to 2005, and Vice-President of Finance Operations at BCE Inc. from 2005 to 2008. Lynn Loewen has been a member of the Audit Committee since April 2022 and has chaired it since April 2023.

National Bank of Canada / 2023 Annual Information Form

GUIDELINES FOR THE MANAGEMENT OF SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

The Bank’s Audit Committee has put in place guidelines restricting the services that may be provided by the independent auditor to maintain its independence, which is essential to ensuring the smooth functioning of the Bank’s operations and maintaining the confidence of its shareholders, investors and the general public. The Bank acknowledges that the audit work gives the independent auditor knowledge of the Bank that enables it to carry out other work more effectively and therefore deems it desirable, in certain circumstances, to entrust other work to it besides the annual audit in compliance with the regulatory framework governing the Bank and the independent auditor.

These guidelines state that a mandate may be assigned to the independent auditor for non-audit services provided the following conditions are met: the services are not on the list of prohibited services set out in the guidelines; the specific expertise of the independent auditor or its intrinsic knowledge of the Bank's activities allows it to carry out the mandate more effectively; the accepted mandate or the services rendered do not compromise the independence of the independent auditor within the prevailing regulatory framework; and the mandate is authorized as per the guidelines. The guidelines stipulate that the services must be preapproved by the Audit Committee in accordance with the following conditions: pre-approval policies and procedures are detailed; the Audit Committee is informed of each non-audit service; and procedures do not include delegation of the Audit Committee's responsibilities to Bank management. The Audit Committee has delegated responsibility for approving the awarding of specific mandates to its Chair. Consequently, whenever a specific pre-approval is required under these guidelines, Bank management must consult the Chair of the Audit Committee in the event of ambiguity, to determine whether a service is included in the pre-approved services.

Each year, the Audit Committee recommends to the Board that it approve the fees to be paid to the independent auditor and the envelopes established under the Guidelines for the Management of Services Provided by the Independent Auditor. The following table details fees billed by Deloitte to the Bank and to its subsidiaries for various services rendered during the past two fiscal years.

	2023 ($)	2022 ($)
Audit fees	6,198,167	5,700,000
Audit-related fees	4,697,537	4,170,087
Subtotal	10,895,704	9,870,087
Tax fees	177,936	295,579
Other fees	535,625	759,241
Total	11,609,265	10,924,907

The audit fees include fees for services related to the audit of the consolidated financial statements of the Bank and the financial statements of its subsidiaries or other services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements required by applicable legislation. They also include fees for examining the Bank's interim condensed consolidated financial statements.

The fees for audit-related services include fees for comfort letters, statutory audits, certification services, consents and assistance with the preparation and review of documents filed with regulators, the interpretation of accounting and financial reporting standards and the translation of reports to shareholders and related services performed by the Bank’s independent auditor. They also include fees for accounting consultations in connection with acquisitions and divestitures and internal control reviews.

Tax fees include fees for assistance in tax planning, during restructurings, and when taking a tax position, as well as the preparation and review of income and other tax returns and tax opinions.

Other fees include fees for consulting services for projects, risk management services and statutory and/or regulatory compliance services.

National Bank of Canada / 2023 Annual Information Form

ADDITIONAL INFORMATION

Additional information on the Bank is available on its nbc.ca website and on SEDAR+. The Bank’s financial information is published in the consolidated financial statements and the MD&A, both of which are part of the Annual Report. The Annual Report can also be obtained on SEDAR+.

The Bank will provide to any shareholder, free of charge and upon request, a copy of the Annual Information Form together with a copy of any document incorporated therein by reference, a copy of the annual consolidated financial statements together with the accompanying auditor’s report and MD&A, a copy of any subsequent interim report, a copy of the Circular in respect of its most recent annual meeting of holders of common shares that involved the election of directors, and a copy of any document that is incorporated by reference into a prospectus, short form or other, whenever the securities of the Bank are part of a distribution.

The Circular contains additional information, such as the compensation and indebtedness of the directors and executive officers of the Bank and the securities authorized for issuance under equity compensation plans. Copies of these documents may be obtained upon request from the Legal Affairs Office of the Bank, 600 De La Gauchetière Street West, 4th Floor, Montreal, Quebec, Canada H3B 4L2. In fiscal year 2024, the Bank will move to its new offices located at Place Banque Nationale, 800 Saint-Jacques Street, Montreal, Quebec, Canada, H3C 1A3.

As part of the Canadian bank resolution powers, certain provisions of, and regulations under the Bank Act (Canada), the Canada Deposit Insurance Corporation Act and certain other Canadian federal statutes pertaining to banks, provide for a bank recapitalization regime for banks designated by OSFI as domestic systemically important banks, which include the Bank.

A description of Canadian bank resolution powers and resulting risk factors for certain elements of the Bank’s liabilities can be found in the pages of the Annual Report specified in the Table of Contents of the Annual Information Form and is incorporated herein by reference, and at: https://www.nbc.ca/content/dam/bnc/a-propos-de-nous/
relations-investisseurs/fonds-propres-et-dette/bail-in_senior_debt_en.pdf

The information available on the Bank’s website is not incorporated herein by reference as part of this Annual Information Form.

National Bank of Canada / 2023 Annual Information Form

APPENDIX A – EXPLANATION OF CREDIT RATINGS

The following descriptions of the ratings categories assigned by each of the rating agencies are provided in accordance with legislation and were taken from the agencies’ respective websites. They do not constitute an endorsement by the Bank of the categories or of the application by the respective rating agencies of their criteria and analyses. More information can be obtained from the respective rating agencies.

Moody’s

Short-Term Debt: P-1
A “P-1” rating indicates a superior ability to repay short-term debt obligations.

Long-Term Debt: Aa3
An “Aa” is judged to be of high quality and subject to very low credit risk.

Long-Term Non Bail-inable Senior Debt: Aa3
An “Aa” is judged to be of high quality and subject to very low credit risk.

Senior Debt: A3
An “A” rating is considered upper-medium-grade and is subject to low credit risk.

Subordinated Debt: Baa2
A “Baa” rating is considered to be medium grade, but subject to moderate credit risk and as such may possess certain speculative characteristics.

NVCC Subordinated Debt: Baa2 (hyb)
A “Baa” rating is considered to be medium grade, but subject to moderate credit risk and as such may possess certain speculative characteristics.

NVCC Limited Recourse Capital Notes: Ba1 (hyb)
A “Ba” rating is considered to have speculative elements and subject to substantial credit risk.

NVCC Preferred Shares: Ba1 (hyb)
A “Ba” rating is considered to have speculative elements and subject to substantial credit risk.

Counterparty Risk: Aa3/P-1
An “Aa” is judged to be of high quality and subject to very low credit risk. A “P-1” rating indicates a superior ability to repay short-term debt obligations.

Covered Bonds Program: Aaa
An “Aaa” rating is judged to be of the highest quality, with the lowest credit risk.

Other Information
Moody’s assigns ratings of between “P-1” and “NP” to short-term obligations with initial maturities of 13 months or less, which reflect both the probability of default and the expected financial loss in the event of default.

Moody’s assigns ratings of between “Aaa” and “C” to long- term financial instruments, to issuers or to obligations with initial maturities of one year or more, which reflect both the probability of default and the expected financial loss in the event of default.

Moody’s appends numerical modifiers “1,” “2” and “3” to each generic rating classification from “Aa” through “Caa.” The modifier “1” indicates that the obligation ranks in the higher end of its generic rating classification; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating classification. Moreover, the addition of “(hyb)” after the rating indicates a hybrid security.

S&P

Short-Term Senior Debt: A-1
An “A-1” rating is in the highest category and it indicates that the obligor’s capacity to meet its financial commitment on the obligation is strong.

Canadian Commercial Paper: A-1 (Mid)
An obligation rated “A-1 (Mid)” on the Canadian commercial paper rating scale corresponds to an “A-1” rating on Standard & Poor’s global short-term rating scale. This rating reflects a strong capacity for the obligor to meet its financial commitment on the obligation.

Long-Term Non Bail-inable Senior Debt: A
An “A” rating is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment is still strong.

Senior Debt: BBB+
A “BBB” rating exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Subordinated Debt: BBB+
A “BBB” rating exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

NVCC Subordinated Debt: BBB
A “BBB” rating exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

National Bank of Canada / 2023 Annual Information Form

NVCC Limited Recourse Capital Notes: BB+
A “BB” rating is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions that could lead to the obligor’s inadequate capacity to meet its financial commitments.

NVCC Preferred Shares: P-3 (High)
A “P-3 (High)” rating corresponds to a “BB+” rating on Standard & Poor’s Global Scale Preferred Share Rating. A “BB” rating is considered less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions that could lead to the obligor’s inadequate capacity to meet its financial commitments.

Other Information
The ratings from “AAA” to “CCC” may be modified by adding a plus or minus sign to show relative standing within the major rating categories.

DBRS

Short-Term Debt: R-1 (high)
An “R-1 (high)” rating indicates the highest credit quality, and the capacity for the payment of short-term financial obligations is exceptionally high. It is unlikely that securities rated “R-1 (high)” will be vulnerable to future events.

Long-Term Debt: AA
An “AA” rating indicates superior credit quality, and the capacity for the payment of financial obligations is considered high. The “AA” rating only differs slightly from “AAA,” and it corresponds to securities that are unlikely to be significantly vulnerable to future events.

Long-Term Non Bail-inable Senior Debt: AA
An “AA” rating indicates superior credit quality, and the capacity for the payment of financial obligations is considered high. The “AA” rating only differs slightly from “AAA,” and it corresponds to securities that are unlikely to be significantly vulnerable to future events.

Senior Debt: AA (low)
An “AA” rating indicates superior credit quality, and the capacity for the payment of financial obligations is considered high. The “AA” rating only differs slightly from “AAA,” and it corresponds to securities that are unlikely to be significantly vulnerable to future events.

Subordinated Debt: A (high)
An “A” rating indicates good credit quality and a substantial capacity for the payment of financial obligations, but of lesser strength than securities rated “AA.” May be vulnerable to future events, but negative factors are considered manageable.

NVCC Subordinated Debt: A (low)
An “A” rating indicates good credit quality and a substantial capacity for the payment of financial obligations, but of lesser strength than securities rated “AA.” May be vulnerable to future events, but negative factors are considered manageable.

NVCC Limited Recourse Capital Notes: BBB (high)
A “BBB” rating indicates adequate credit quality, and the capacity for the payment of financial obligations is considered acceptable. Securities rated “BBB” may be vulnerable to future events.

NVCC Preferred Shares: Pfd-2
A "Pfd-2" rating indicates satisfactory credit quality. Protection of dividends and principal is still substantial, but earnings, the balance sheet, and coverage ratios are not as strong as “Pfd-1” rated securities. Generally, “Pfd-2” ratings correspond with companies whose senior bonds are rated in the “A” category.

Covered Bonds Program: AAA
An “AAA” rating is of the highest credit quality. The capacity for the payment of financial obligations is exceptionally high and unlikely to be adversely affected by future events.

Other Information
The “R-1” and “R-2” rating categories can be further qualified with the subcategories “high,” “middle” and “low.” All long-term rating categories other than AAA and D also contain the subcategories “high” and “low.” The absence of either designation indicates that the rating is in the middle of the category.

Fitch

Short-Term Debt: F1+
An “F1” rating indicates the lowest default risk and the strongest capacity for timely payment of financial commitments. A “+” is added to the rating to indicate a particularly strong liquidity profile.

Long-Term Debt: AA-
An “AA” rating denotes expectations of very low default risk. The capacity for payment of financial commitments is considered very strong. This capacity is not significantly vulnerable to foreseeable events.

Long-Term Non Bail-inable Senior Debt: AA-
An “AA” rating denotes expectations of very low default risk. The capacity for payment of financial commitments is considered very strong. This capacity is not significantly vulnerable to foreseeable events.

Senior Debt: A+
An “A” rating denotes expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings.

National Bank of Canada / 2023 Annual Information Form

Subordinated Debt: A-

An “A” rating denotes expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings.

NVCC Limited Recourse Capital Notes: BBB

A “BBB” rating denotes good prospects for ongoing viability. There is a moderate level of default risk relative to other issuers or obligations in the same country or monetary union.

Derivative Counterparty Rating: AA-

An “AA” rating denotes expectations of very low default risk. The capacity for payment of financial commitments is considered very strong. This capacity is not significantly vulnerable to foreseeable events.

Covered Bonds Program: AAA

An “AAA” rating denotes the lowest expectations of default risk. It is assigned only in cases of exceptionally strong capacity for the payment of financial commitments. It is very unlikely that this capacity will be adversely affected by foreseeable events.

Other Information

The modifiers “+” or “-” may be appended to a rating to specify relative status within major rating categories.

National Bank of Canada / 2023 Annual Information Form

APPENDIX B – AUDIT COMMITTEE MANDATE

Audit Committee

The Bank's Board of Directors (“Board”) delegates some of its powers to several committees. This document describes the mandate of the Audit Committee (“Committee”). The Committee oversees the Bank's financial soundness and ensures that practices to this effect are robust and that they comply with the Bank’s One Mission as well with legislation. It performs its activities in accordance with the Bank’s environmental, social and governance practices and strategies.

Among the activities it performs as part of its mandate, the Committee:

•	Obtains reports on the Bank's management and financial position, the effectiveness and efficiency of the main governance processes and systems, the management of risks and internal controls and the financial risks it faces.
•	Reviews the recommendations for addressing such risks and follows up on the recommendations implemented.
•	Ensures that Management has implemented the appropriate internal controls.
•	Recommends to the Board the independent auditor candidate who will be proposed to shareholders.

The Committee delegates certain responsibilities to Bank resources or independent third parties, such as to the Finance and Internal Audit oversight functions and to the independent auditor:

•	The Finance oversight function: Reporting to the Chief Financial Officer and Executive Vice-President, Finance, the Finance oversight function oversees the management of financial resources and the governance of financial information. It helps the Bank sectors manage their financial performance, ensures compliance with regulatory requirements and is responsible for presenting the Bank's information to shareholders.
•	The Internal Audit oversight function: The Senior Vice-President, Internal Audit is responsible for objectively providing independent assurance and advice to the Committee, the Board and Bank Management on the efficiency of the main governance processes and systems and on the management of risks and internal controls, as well as offering recommendations and advice for promoting the Bank's long-term strength.
•	The independent auditor: The independent auditor expresses an opinion on the consolidated financial statements and provides reports. It makes recommendations for improving the Bank's internal controls.

Moreover, the Committee:

•	Oversees their performance and independence.
•	Ensures that Management has implemented the measures and procedures to provide quality financial information.
•	Obtains information about any situation that could jeopardize the Bank's financial soundness.
•	Examines any document under its responsibility by law, regulation or submitted by any regulatory authority.

1	Role and responsibilities
1.1	Appointment and Mandate of Oversight Functions and the Independent Auditor

Independent auditor

Appointment

•	The Committee evaluates the independent auditor candidates. It periodically considers whether it is appropriate to launch a call for tenders in order to select a candidate firm to act as independent auditor.
•	It proposes the appointment of the independent auditor. It recommends the appointment to the Board, which submits it to a shareholder vote.
•	The Committee also makes recommendations concerning the independent auditor's compensation.
•	The Committee can recommend the removal of the independent auditor.

National Bank of Canada / 2023 Annual Information Form

Mandate and annual plan

•	The Committee approves the annual plan and the engagement letter which sets out the conditions and scope of services provided by the independent auditor.
•	It ensures that the scope of the plan is appropriate, namely that it is based on financial and other material risks.
•	In the event of any substantial change to the annual plan, the Committee assesses, with the support of the independent auditor, whether the change could adversely affect the quality of the audit engagement.
•	The Committee must preapprove the audit and any other mandates of the independent auditor and put in place clear procedures and conditions for assigning those and any other mandates:

o	Guideline: Each year, the Committee recommends to the Board of Directors that it approve the guidelines concerning the management of the services provided by the independent auditor.
o	Delegation: The Committee delegates to its Chairman the power to approve these mandates.

Oversight function heads

Appointment of the Chief Financial Officer and Executive Vice-President, Finance and of the Senior Vice-President, Internal Audit

•	The Committee reads over the recommendations of the President and Chief Executive Officer of the Bank concerning the appointment or replacement of the Senior Vice-President, Internal Audit and the Chief Financial Officer and Executive Vice-President, Finance. The Committee then makes its recommendations to the Board.
•	Once a year, the Committee reads over the succession plans for the Senior Vice-President, Internal Audit and the Chief Financial Officer and Executive Vice-President, Finance. The Committee then makes its recommendations to the Board.

Mandate and annual plan

•	Each year, the Committee reviews and approves the Internal Audit Charter and the mandate of the Finance oversight function.
•	Each year, the Committee reviews and approves the Annual Internal Audit Plan and makes recommendations as necessary.
•	The Committee ensures that the oversight functions have the necessary and appropriate resources and structure to fulfill their mandate.
•	The Committee approves the budgets of the oversight functions annually.
1.2	Performance, Oversight and Independence of the Oversight Functions and the Independent Auditor

Independent auditor

Self-assessment

At least once a year, the independent auditor presents a report outlining:

•	Its internal practices concerning the quality control of its services.
•	Important matters arising from its most recent quality control and peer reviews or following investigations by professional or government authorities in the previous five years regarding its engagement and the measures taken to settle such matters.
•	Its assessment and internal procedures for ensuring its independence.
•	Its business relationship with the Bank.

Annual assessment by the Bank

•	Before the independent auditor tables its report on the annual consolidated financial statements, the Committee formally assesses the effectiveness of the contribution of the independent auditor, as well as its competencies, resources, independence, support and communication skills.
•	The Committee reports to the Board on the effectiveness of the independent auditor.

National Bank of Canada / 2023 Annual Information Form

Periodic assessment by the Bank

•	The Committee periodically assesses the overall performance of the independent auditor for all provided services. It is supported by Management and the recommendation of the Bank's Senior Vice-President, Internal Audit.
•	At least once every five years, the Committee conducts a full assessment of the independent auditor in accordance with the recommendations of CPA Canada and the Canadian Public Accountability Board.

Rotation of partners responsible for the engagement

•	The Committee reviews the competencies, performance and independence of the partner responsible for the audit and the audit team.
•	The Committee discusses the appropriate time and procedure for rotating each of its partners.

Chief Financial Officer and Executive Vice-President, Finance and Senior Vice-President, Internal Audit

Assessment of independence

•	The Committee ensures the independence and effectiveness of Internal Audit and the Finance oversight functions. To fulfill this role, it ensures that these oversight functions are free of any influence that could adversely affect their ability to carry out their responsibilities objectively. The Committee also ensures that these oversight functions have sufficient stature and authority within the Bank.
•	The Chief Financial Officer and Executive Vice-President, Finance reports to the President and Chief Executive Officer of the Bank and has direct access to the Committee Chair.
•	To ensure the independence of the Internal Audit oversight function, the Committee ensures:

o	That he reports in an administrative capacity to the President and Chief Executive Officer.
o	That he has direct access to the Committee Chair and the President and Chief Executive Officer of the Bank.
o	That he has access to the required information.
o	That he regularly meets with the Chair of the Committee without Management presence in order to review matters raised concerning relations with the Bank's Management and access to required information.

Performance assessment, compensation and oversight

•	The Committee periodically assesses the effectiveness of the Finance and Internal Audit oversight functions, as well as their oversight processes. To fulfill this role, with the assistance of independent external consultants, it benchmarks the Finance and Internal Audit's oversight functions and processes.
•	The Committee annually reviews the performance of the Senior Vice-President, Internal Audit and the Chief Executive Officer and Executive Vice-President, Finance, and helps determine their compensation. The Committee then makes its recommendations to the Board.
1.3	Financial Information

Integrity of financial information

•	The Committee reviews, together with the independent auditor, the consolidated financial statements, the Annual Report and the Annual Information Form, and ensures that they accurately present the Bank's financial performance and cash flows.
o	Approval: It recommends that the Board approve them before they are published, after looking over the independent auditor's conclusions.
•	The Committee continuously oversees the independent auditor's work, which may include conclusions regarding the financial statements, reviews, certifications and other services.
•	In the event of disagreements between the independent auditor and Management regarding financial information, the Committee may intervene to reach an agreement.
•	The Committee, the independent auditor and Management discuss documents related to the integrity of financial information and any other concerns the independent auditor may have.
•	The Committee and the independent auditor discuss the quality and acceptability of the accounting principles applied in preparing the consolidated financial statements.

National Bank of Canada / 2023 Annual Information Form

•	The Committee reviews the annual management letter from the independent auditor and follows up on the corrective action taken by Management.
•	The Committee obtains all important correspondence between the independent auditor and Management regarding audit findings.

Financial reporting

•	The Committee reviews the press releases concerning financial information, audit processes and management information systems. It ensures their integrity, the effectiveness of processes, and compliance with applicable accounting standards.
•	It reviews the process where the President and Chief Executive Officer and the Chief Financial Officer certify the integrity of the financial statements.
•	It reviews disclosures on environmental, social and governance factors, including climate-related disclosures contained in financial reports.
•	The Committee ensures that adequate procedures are in place for publicly disclosing information derived from the financial statements.
1.4	Review of the Bank's Financial Soundness

Annual budget and financial plan

•	The Committee reviews and recommends to the Board the Bank's operating budget, which contains information on economic outlooks, consolidated and sectorial financial objectives, operating expenses and the capital budget.

Investments and transactions

•	The Committee is made aware of any investment or transaction having a material effect on the Bank's financial position brought to its attention by Internal Audit, the independent auditor or a member of Management.

Disputes and claims

•	The Committee looks over all reports from Management regarding any dispute, notice of assessment or claim that could adversely affect the Bank's financial position.
•	It ensures that material claims are properly disclosed in the financial statements.

Taxation

•	The Committee reads over any reports relating to tax planning and risks.

Dividends

The Committee reviews the declaration of dividends and makes recommendations to the Board.

1.5	Control Mechanisms and Reporting

Internal Audit reports

•	Reviews the report of the Senior Vice-President, Internal Audit, discusses the main audit reports, and ensures that the necessary steps are taken to follow up on important report recommendations.

Reporting of irregularities related to accounting, auditing or internal controls

•	The Committee reviews and reports to the Board any accounting or financial irregularities reported anonymously by employees or directors.
•	It ensures that the policy on reporting irregularities and adequate procedures are implemented for the receipt, retention and handling of irregularities reported and the confidential submission of concerns relating to accounting or auditing matters. This policy is reviewed periodically.

National Bank of Canada / 2023 Annual Information Form

•	It reviews the Corporate Compliance report on matters reported to the Ombudsman as well as investigation results.
1.6	Continued Education
•	The Committee is informed of changes to accounting standards that could have an impact on the Bank or its consolidated financial statement’s disclosure.
•	The Committee also stays informed of legislative, auditing and financial reporting changes.
•	It informs the Board of such changes or new developments.
•	To stay informed on matters relating to its mandate, the Committee attends information sessions on matters that fall under its expertise.
1.7	Banks’ Subsidiaries
•	The Committee acts as an Audit Committee for Natcan Trust Company in accordance with the Trust and Loan Companies Act (Canada), notably for the approval of the consolidated financial statements and the appointment of the independent auditor.
•	The Committee may also act as Audit Committee for any other subsidiary of the Bank where permitted under its incorporating act. As such, it fulfills all the duties falling upon such committee, in accordance with legislation.

2	Powers
2.1	Hiring Independent External Consultants
•	The Committee may hire legal advisors or other independent external consultants to assist it in fulfilling its responsibilities.
•	The Committee sets and pays its consultants’ compensation. The Bank provides the funds necessary to pay for the services provided by these consultants.
2.2	Investigating and Having Access to the Books, Registries, Premises, Officers and Employees
•	The Committee may investigate any issue it deems relevant. To conduct its investigation, it may have full access to the Bank's books, registries, premises, officers and employees.

2.3	Delegating Powers to a Sub-committee
•	The Committee may, at its discretion, designate a sub-committee to review any issue raised by the current mandate.
2.4	Contacting Officers and Employees Directly
•	The Committee may contact the independent auditor, the Senior Vice-President – Internal Audit, the Chief Financial Officer and Executive Vice-President – Finance, the Chief Accounting Officer and Senior Vice-President – Accounting, Consolidation and Disclosure, the Chief Compliance Officer and any other Bank officer or employee directly.
2.5	Performing any Duties Assigned to it or Stipulated by Law
•	The Committee performs any duty required by the legislation in effect or any duty assigned to it by the Board from time to time.
•	The Committee submits to the Board all recommendations it deems appropriate with respect to matters that fall within its purview.

National Bank of Canada / 2023 Annual Information Form

3	Composition
3.1	Composition of the Committee
•	Appointed by the Board and composed of Board directors
•	Minimum of three members
•	A majority of the members consists of directors who are not affiliated with the Bank; no employee or officer of the Bank or one of its subsidiaries may therefore be part of it.
•	Members appointed by the Board upon recommendation from the Committee
•	One Chair, appointed by the Board from among the Committee members
•	One secretary, who is the secretary of the Bank, an assistant secretary or any other person designated by the secretary of the Bank
•	The composition of the Committee is reviewed each year

Overboarding

•	Members of the Committee will not serve on more than three public corporation audit committees, including the Bank’s, without the approval of the Board.

3.2	Chair of the Committee
•	The duties of the Committee Chair are set out in the mandate of the Chairs. The Committee Chair may ask the Chair of the Board to have certain matters for which the Committee is responsible submitted to the Board.

3.3	Selection Criteria for Committee members

Have the required skills and knowledge

•	Each of the Committee members is “financially literate” within the meaning of Regulation 52-110 respecting Audit Committees or is able to become financially literate within a reasonable period of time following his appointment.

Be independent

•	Every member must be independent as defined by the Canadian Securities Administrators.

3.4	Term of Mandate for Committee Members

Duration

All members carry out their duties until a successor is appointed, or until they:

•	resign
•	are relieved of their duties
•	no longer sit as Board directors

Replacing a member after their departure during the year (vacancy)

•	A vacancy on the Committee is filled by the Board as it deems appropriate.
•	If it does not appoint a new member and the Committee has the required minimum number of members, the Committee's decisions will be valid.

National Bank of Canada / 2023 Annual Information Form

4	Meetings
4.1	Dates of Meetings

Regular meetings scheduled in advance

•	At least one meeting per quarter
•	Dates, times, goals and locations of meetings are set in advance by the Board for the entire year. This information is sent to members at the beginning of the year. No other notice is sent.

Unscheduled meetings called during the year (as needed)

Who may call them?

•	Unscheduled meetings may be called by:

o	The Chair of the Committee
o	Any other Committee member
o	The Chair of the Board
o	The President and Chief Executive Officer
o	The Chief Financial Officer and Executive Vice-President, Finance
o	The Senior Vice-President, Internal Audit

Date, time and location of such a meeting

The date, time, goal and location of the meeting are sent by any means of communication, without any required additional notice. The notice also states the purpose of the meeting.

Notice of meeting required unless exception:

•	24-hour notice: Members must be advised about an unscheduled meeting no less than 24 hours before the time and date set for the meeting.
•	Waiver of notice: The presence of a member at a meeting constitutes a waiver of this notice of meeting, except if this member is present to specifically oppose the review of any issue, claiming that the meeting was not called in due form.
•	Exception No. 1 – Two-hour notice: The notice may be sent two hours in advance if there is an emergency called by the Chair of the Board, the Chair of the Committee or the President and Chief Executive Officer.
•	Exception No. 2 – Without notice: An unscheduled Committee meeting may be held without notice when all Committee members are present or when the absent members provide a written waiver of notice of the meeting.

Exceptional meetings of the Board to review matters of interest to the Committee

•	The Committee Chair may call a meeting of the Board to discuss matters of interest to the Committee.
4.2	Attendance: in person or remotely
•	Meetings may be held by telephone or via any other means that enable all members to communicate with each other adequately and simultaneously. The person participating remotely is presumed to be in attendance.

4.3	Individuals who may be Invited to Meetings

President and Chief Executive Officer

•	He or she may attend every meeting of the Committee.

Independent Auditor

•	He or she is entitled to receive the notices for Committee meetings, attend discussions involving related parties and express their opinion.

Any other person invited by the Committee

•	They can attend part of or the entire meeting, based on what has been agreed with the Committee.

National Bank of Canada / 2023 Annual Information Form

In camera meeting

•	Part of the meeting must always take place in the absence of the President and Chief Executive Officer or any other Bank officer.
4.4	Minimum Number of Members to hold a Meeting of the Committee (quorum)
•	A majority of the Committee members must be present: If a member is temporarily absent from a meeting because the topic discussed puts them in a conflict of interest, they will be considered to be present for the meeting (subsection 182(3) of the Bank Act).
•	Not enough members present for quorum? The Committee Chair can ask the Chair of the Board to act as a member of the Committee for this meeting and give them voting rights unless the Chair of the Board is already a member of the Committee.
•	Is the Chair unavailable to attend? The Committee selects a Chair from members present at the meeting or asks the Chair of the Board to chair the meeting.
4.5	Vote
•	All decisions to be made by the Committee must be voted on.
•	Majority vote: The decisions voted on by the Committee must be approved by a majority vote of the members present.
•	Unanimous vote if the meeting only includes two members: If the Committee is composed of three members and only two members attend a meeting, the decisions to be voted on must be passed unanimously.
4.6	Minutes of the Meeting
•	Minutes: The secretary is responsible for drafting the minutes after each Committee meeting. These must be approved by Committee members before being filed with the records of minutes. These minutes are provided to all directors at the next Board meeting for information purposes.
•	Oral report of the Chair to the Board: The Committee Chair must present an oral report on the deliberations and recommendations of the Committee at the next Board meeting.

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